================================================================================




                            STOCK PURCHASE AGREEMENT

                             for the Acquisition of


                          LEE ENGINEERING COMPANY, INC.
                                    (Company)

                                       by

                            LONG REACH HOLDINGS, INC.
                                     (Buyer)

                      from UNITED DOMINION INDUSTRIES, INC.
                                    (Seller)


                                  May 16, 2000




================================================================================

                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----


1.    PURCHASE AND SALE OF STOCK........................................................................1
      --------------------------
            1.1         Purchase of Stock...............................................................1
            1.2         Purchase Price..................................................................1
            1.3         Adjustments to Purchase Price and Payment Terms.................................1
            1.4         Allocation of Purchase Price....................................................3


2.    CLOSING...........................................................................................3
      -------
            2.1         Time and Place of Closing.......................................................3
            2.2         Seller's Performance at Closing.................................................3
            2.3         Buyer's Performance at Closing..................................................4


3.    SELLER'S REPRESENTATIONS AND WARRANTIES...........................................................5
      ---------------------------------------
            3.1         Title to Stock..................................................................5
            3.2         Seller's and the Company's Authority to Execute and Deliver Agreement...........5
            3.3         Organization and Corporate Power................................................6
            3.4         Certificate of Incorporation and By-laws; Minute Books..........................6
            3.5         Due Authorization; Consents.....................................................6
            3.6         Capitalization..................................................................6
            3.7         Financial Statements............................................................7
            3.8         Real Property...................................................................7
            3.9         Leases..........................................................................8
            3.10        Personal Properties.............................................................8
            3.11        Inventories.....................................................................8
            3.12        Employment Arrangements.........................................................8
            3.13        Material Contracts and Arrangements.............................................9
            3.14        Customers; Suppliers...........................................................10
            3.15        Accounts Receivable............................................................10
            3.16        Permits, Licenses, etc.........................................................11
            3.17        Intellectual Property..........................................................11
            3.18        Litigation and Compliance with Laws............................................11
            3.19        Extraordinary Events...........................................................12
            3.20        Insurance Policies.............................................................13
            3.21        Powers of Attorney; Bank Accounts..............................................13
            3.22        Tax Returns....................................................................13
            3.23        Liabilities....................................................................13
            3.24        Books and Records..............................................................14
            3.25        Conflicts of Interest..........................................................14
            3.26        ERISA..........................................................................14
            3.27        No Government Authorizations or Approvals Required.............................15

            3.28        Broker's Fees..................................................................15
            3.29        Environmental..................................................................15
            3.30        Products Liability.............................................................16
            3.31        Information Technology Systems; Year 2000 Compliance...........................17
            3.32        Material Information...........................................................17
            3.33        Definition of Seller's Knowledge...............................................17


4.    BUYER'S REPRESENTATIONS AND WARRANTIES...........................................................18
      --------------------------------------
            4.1         Organization and Corporate Power...............................................18
            4.2         Due Authorization; Effect of Transaction.......................................18
            4.3         No Government Authorizations or Approvals Required.............................18
            4.4         Broker's Fees..................................................................18
            4.5         Payment of Purchase Price......................................................18
            4.6         Material Information...........................................................18


5.    CONDITIONS TO OBLIGATIONS OF SELLER AND BUYER....................................................19
      ---------------------------------------------
            5.1         Withdrawal by Seller...........................................................19
            5.2         Withdrawal by Buyer............................................................19
            5.3         Notice of Withdrawal...........................................................19


6.    COVENANTS OF BUYER, SELLER AND THE COMPANY.......................................................20
      ------------------------------------------
            6.1         Access to Records and Properties Prior to the Closing Date.....................20
            6.2         Operation of the Business of the Company.......................................20
            6.3         Expenses.......................................................................22
            6.4         Taxes..........................................................................23
            6.5         Parties to be Reasonable; Termination..........................................23
            6.6         Notice of Changes..............................................................23
            6.7         Preservation of Business.......................................................23
            6.8         Litigation.....................................................................23
            6.9         No Sale........................................................................23
            6.10        Financial Statements...........................................................24
            6.11        Presto Dock Lift Product.......................................................24
            6.12        Non-Competition................................................................24
            6.13        Services of Brad Sparling......................................................25
            6.14        401(k) Plan....................................................................25
            6.15        Continued Medical Coverage.....................................................25
            6.16        Dallas Office..................................................................26
            6.17        Access to Properties After the Closing Date....................................26


7.    SURVIVAL.........................................................................................27
      --------
            7.1         Limited Survival of Representations and Warranties.............................27
            7.2         Other..........................................................................27

8.    INDEMNIFICATION..................................................................................28
      ---------------
            8.1         Indemnification by Seller......................................................28
            8.2         Indemnification by Buyer.......................................................29
            8.3         Survival of Indemnification; Certain Limitations...............................29
            8.4         Notice and Opportunity to Defend...............................................30


9.    MISCELLANEOUS....................................................................................30
      -------------
            9.1         Waiver and Amendment...........................................................30
            9.2         Entire Agreement...............................................................30
            9.3         Interpretation.................................................................30
            9.4         Counterparts...................................................................31
            9.5         Notices........................................................................31
            9.6         Successors and Assigns.........................................................32
            9.7         Governing Law..................................................................32
            9.8         Severability...................................................................32
            9.9         Publicity......................................................................32
            9.10        Further Assurances.............................................................33
            9.11        Arbitration....................................................................33


SCHEDULES
            1           Year-End Balance Sheet
            3.3         Organization and Corporate Power
            3.5         Due Authorization; Consents
            3.6         Capitalization
            3.7         Financial Statements
            3.8         Real Property
            3.9         Leases
            3.10        Personal Property
            3.12        Employment Arrangements
            3.13        Material Contracts and Arrangements
            3.14        Customers; Suppliers
            3.15        Accounts Receivable
            3.16        Permits, Licenses, etc.
            3.17        Intellectual Property
            3.18        Litigation and Compliance with Laws
            3.19        Extraordinary Events
            3.20        Insurance Policies
            3.21        Powers of Attorney; Bank Accounts
            3.22        Tax Returns
            3.23        Liabilities
            3.25        Conflicts of Interest
            3.26        ERISA

            3.29        Environmental
            3.30        Products Liability
            3.31        Information Technology Systems; Year 2000 Compliance
            6.13        Services of Brad Sparling

EXHIBITS

            A:          Form of Opinion of the Seller's Counsel
            B:          Manufacturing Agreement (Presto Dock Lift)
            C:          Form of Opinion of Buyer's Counsel

                            STOCK PURCHASE AGREEMENT


        STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of May 16, 2000 by and among United Dominion Industries, Inc., a Delaware corporation ("Seller"), Lee Engineering Company, Inc., a Rhode Island corporation (the "Company"), and Long Reach Holdings, Inc., a Delaware corporation ("Buyer").

                              W I T N E S S E T H :

        WHEREAS, Seller owns 1,000 shares of Class A common stock, par value $1 per share, of the Company ("Stock"), constituting one hundred percent (100%) of the issued and outstanding capital stock of the Company;

        WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of the shares of Stock, subject to the terms and conditions set forth herein, for the purpose of acquiring the material handling and ergonomic work positioning equipment manufacturing business conducted by the Company (the "Business");

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller, the Company and Buyer, intending to be legally bound, hereby agree as follows:

1.      PURCHASE AND SALE OF STOCK.

        1.1 Purchase of Stock. Subject to and in reliance upon the representations, warranties and agreements herein set forth, and subject to the terms and conditions herein contained, on the Closing Date (as defined in Section 2), Seller shall convey, sell, assign, transfer and deliver to Buyer (or at Buyer's election, a wholly-owned subsidiary of Buyer), and Buyer (or such subsidiary) shall purchase all of the Stock. Seller shall transfer the Stock free and clear of any claims, pledges, contracts, title retention agreements, rights, options, liens, encumbrances, agreements, and charges, taxes or liabilities related to the Stock (each, a "Claim" and together, "Claims").

        1.2 Purchase Price. Buyer shall pay to Seller an amount equal to Seven Million Three Hundred Six Thousand Dollars ($7,306,000.00) as the aggregate purchase price for the Stock (the "Purchase Price"), subject to adjustment as set forth in Section 1.3.

        1.3     Adjustments to Purchase Price and Payment Terms.

                (a) Year-End Balance Sheet. The Seller has prepared a year-end balance sheet of the Company as of December 31, 1999 ("Year-End Balance Sheet") attached hereto as

Schedule 1 which Buyer has reviewed, approved and accepted. The Year-End Balance Sheet shows a Tangible Net Worth of the Company (the "Tangible Net Worth") as of December 31, 1999 of Three Million, Two Hundred Fifty-Seven Thousand Dollars ($3,257,000).

                (b) Preliminary Balance Sheet. Seller shall prepare or cause to be prepared and delivered to Buyer a balance sheet of the Company as of the close of business on March 31, 2000 (the "Preliminary Balance Sheet"). The Preliminary Balance Sheet shall be prepared from the books and records of the Company on a basis consistent with the Year-End Balance Sheet. Purchaser's acceptance of the Preliminary Balance Sheet at Closing shall be conclusive evidence of its agreement with the Preliminary Balance Sheet and shall be binding on the parties.

                (c) Payment at Closing. At Closing, if the Tangible Net Worth of the Company reflected on the Preliminary Balance Sheet is greater than $3,257,000, the Purchase Price to be paid at Closing shall be increased dollar for dollar by such difference. At Closing, if the Tangible Net Worth of the Company reflected on the Preliminary Balance Sheet is lower than $3,257,000, the Purchase Price to be paid at Closing shall be reduced dollar for dollar by such difference. Buyer shall pay such adjusted Purchase Price to Seller at the Closing by wire transfer of funds to the domestic bank account designated by Seller in writing at least three (3) business days prior to the Closing Date, subject to any required tax withholdings.

                (d) Closing Balance Sheet. Within fifteen (15) days after the Closing, Seller shall prepare or cause to be prepared and delivered to Buyer a balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet") on a basis consistent with the preparation of the Preliminary Balance Sheet. The Closing Balance Sheet shall be derived by adjusting the Preliminary Balance Sheet for any changes in the assets and liabilities of the Company during the period from the date of the Preliminary Balance Sheet to the Closing Date (the "Interim Period") in accordance with the Company's past accounting practices consistently applied.

                (e) Buyer's Response; Physical Inventory; Seller's Reply. Buyer shall conduct a physical inventory as of the Closing Date at its expense, and Seller shall have the right to observe such physical inventory. Buyer shall notify Seller in writing within sixty (60) days after receipt of the Closing Balance Sheet if Buyer disputes the accuracy of the Closing Balance Sheet and, if so, what corrections or adjustments to the Closing Balance Sheet Buyer proposes ("Buyer's Letter"). Buyer's basis for disputing the Closing Balance Sheet shall be limited to the results of the operations of the Business during the Interim Period and the results of the physical inventory as of the Closing Date. Within thirty (30) days after receipt of Buyer's Letter, Seller shall notify Buyer whether or not it accepts the proposed adjustments and which, if any, it rejects ("Seller's Letter").

                (f) Disputes. If any dispute regarding the Closing Date Balance sheet arises, Buyer and Seller will attempt in good faith to resolve such dispute within thirty (30) days after receipt by Buyer of Seller's Letter. If no agreement can be reached within such time period, the parties shall submit the issues in dispute to binding arbitration pursuant to Section 9.11. The

Closing Balance Sheet, with those modifications determined by arbitration to be appropriate, shall be the final Closing Balance Sheet, shall be binding on the parties hereto and shall not be subject to judicial review. The parties shall bear their own expenses in connection with the post-closing adjustments and in accordance with Section 9.11.

                (g) Post-Closing Adjustment and Payment. If the Tangible Net Worth of the Company reflected on the final Closing Balance Sheet is greater than the Tangible Net Worth of the Company reflected on the Preliminary Balance Sheet, Buyer shall pay Seller in immediately available funds such difference. If the Tangible Net Worth of the Company reflected on the final Closing Balance Sheet is less than the Tangible Net Worth of the Company reflected on the Preliminary Balance Sheet, Seller shall pay Buyer in immediately available funds such difference. Such payments shall be made within two (2) business days after the Closing Date Balance Sheet is finalized as provided in Sections 1.3(e) and 1.3(f).

        1.4 Allocation of Purchase Price. As soon as possible after the completion of all payments and settlements described in Section 1.3(c) and 1.3(g), Seller shall propose, and Seller and Buyer shall use good faith efforts to agree on, an allocation of the Purchase Price among the Stock and the non-competition agreement in amounts according to Section 1060 of the Internal Revenue Code of 1986, as amended. If Seller and Buyer cannot agree on an allocation, each shall make its own allocation to the Internal Revenue Service without regard to the allocation of the other parties.

2.      CLOSING.

        2.1 Time and Place of Closing. The closing of the purchase and sale of the Stock shall be effected on or before May 16, 2000, at 10:00 a.m., local time, at the offices of Levett Rockwood P.C., 33 Riverside Avenue, Westport, Connecticut 06880, counsel to Buyer, or on such other day or at such other hour or place as Buyer and Seller shall hereafter mutually agree. Such closing shall herein be referred to as the "Closing," and the date as of which the Closing occurs shall herein be referred to as the "Closing Date". The Closing shall be effective as of the close of business on the Closing Date.

        2.2 Seller's Performance at Closing. At the Closing hereunder, Seller shall deliver (or cause to be delivered) to Buyer:

        (a) a certificate or certificates evidencing ownership of one hundred percent (100%) of the issued and outstanding shares of the Company's capital stock, with stock powers duly endorsed sufficient to transfer to Buyer all right, title and interest in and to the Stock to be transferred, sold, assigned and conveyed by the Seller to Buyer pursuant to the provisions of this Agreement, free and clear of any and all Claims;

        (b) evidence of good standing and tax clearance (as to income, sales and use and employment filings) for the Company from the Secretary of State of Rhode Island and each state listed on Schedule 3.3, each issued within fifteen
(15) days prior to the Closing Date;

        (c) a certified copy of resolutions of the Seller's board of directors or executive committee acting pursuant to authority of the board authorizing the execution of this Agreement on behalf of Seller and the Company, the consummation of the transactions described herein, and such other consents or approvals which counsel for Buyer may reasonably request;

        (d) the opinion of in-house counsel for Seller, dated as of the Closing Date, addressed to Buyer, in the form set forth on Exhibit A, and the opinion of Smith Helms Mulliss & Moore, L.L.P. regarding the enforceability of this Agreement dated as of the Closing Date, addressed to Buyer;

        (e) a copy of the Company's certificate of incorporation certified by the Secretary of the State of Rhode Island, together with a copy of the Company's By-laws, all as amended to date, as certified by the Company;

        (f) the Manufacturing Agreement between the Company and the Seller in substantially the form attached hereto as Exhibit B duly executed by Seller;

        (g) a Certificate from the Company that it is not a "United States Real Property Holding Company" as such term is defined in Section 897(c)(2) of the Internal Revenue Code, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code;.

        (h)     the resignations of the existing officers of the Company;

        (i) all of the books, data, documents, instruments and other records relating to the Business except for tax records for the period of the Seller's ownership of the Company's Stock which shall remain with Seller provided copies are furnished to Buyer and any duplicate records of the Company located at Seller's corporate headquarters in Charlotte; and

        (j) such other documents, instrument or certificates as Buyer or its counsel shall reasonably request in order to consummate the transactions contemplated herein.

        2.3 Buyer's Performance at Closing. At the Closing hereunder, Buyer shall deliver (or cause to be delivered) the following:

        (a) the amount of $7,306,000 as adjusted pursuant to Section 1.3 by wire transfer to the bank account designated by Seller;

        (b)     the Manufacturing Agreement duly executed by the Company;

        (c) a certified copy of resolutions of Buyer's board of directors authorizing the execution and delivery of this Agreement and the consummation of the transactions described herein;

        (d) the opinion of counsel for Buyer, dated as of the Closing Date, addressed to Seller in the form set forth on Exhibit C;

        (e) a copy of Buyer's certificate of incorporation certified by the Secretary of the State of Delaware, together with a copy of the Buyer's By-laws, all as amended to date, as certified by the President and Secretary of the Company; and

        (f) such other documents, instruments and certificates as Seller or its counsel shall reasonably request in order to consummate the transactions contemplated herein.

3.      SELLER'S REPRESENTATIONS AND WARRANTIES.

        As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and the Company, jointly and severally, represent, warrant, covenant and agree with Buyer that as of the date hereof and at all times through the Closing Date:

        3.1 Title to Stock. Seller owns all of the Stock beneficially and of record, free and clear of all Claims. There is no restriction affecting the ability of the Seller to transfer the legal and beneficial title and ownership of the Stock to Buyer and, upon delivery thereof to Buyer pursuant to the terms of this Agreement, Buyer will acquire record and beneficial title to the Stock, free and clear of all Claims. There are no tax judgments, liens or other claims or encumbrances against the Company's assets or against the Seller's assets which could become a Claim against the Stock. Seller has not at any time in any manner transferred to any person or entity any rights in or to the Stock or any portion thereof, including without limitation rights to dividends or distributions.

        3.2 Seller's and the Company's Authority to Execute and Deliver Agreement. Each of the Seller and the Company has the full legal right and power and all authority required by law to enter into this Agreement and to perform its obligations hereunder. Each of the Seller and the Company has duly executed and delivered this Agreement and this Agreement is the legal, valid and binding obligation of the Seller and the Company enforceable in accordance with its terms, subject, however, to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium, and other similar laws relating to or affecting the enforcement of rights of creditors, now or hereinafter in effect, and to equitable principals which may limit the availability of particular remedies.

        3.3 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island, and is duly qualified to do business in each jurisdiction in which such qualification is required by law. Schedule 3.3 contains a complete and accurate list of all jurisdictions in which the Company is qualified to do business. The Company has full corporate power and authority to own and sell its assets and to carry on the business in which it is engaged. Except as set forth or described in Schedule 3.3, the Company owns or leases all of the assets which are utilized to carry on its business. The Company does not own or control any other entity necessary for carrying on such business and the Company does not own any subsidiaries.

        3.4 Certificate of Incorporation and By-laws; Minute Books. The Certificate of Incorporation and By-laws of the Company and all amendments thereto to date have been delivered to Buyer by Seller, and are complete and correct as of the date hereof. The Company is not in default in any respect in the performance, observance or fulfillment of any of the terms or conditions of its Certificate of Incorporation or By-laws. The minute books of the Company contain, and will contain at the Closing Date, accurate and complete minutes in all material respects of all meetings and resolutions of its directors and shareholders during the Seller's ownership of the Stock. During the Seller's ownership of the Company's Stock, all resolutions of the Company were duly passed and all meetings of the Company were duly held and the stock certificate book and register are or at the Closing Date will be complete and accurate in all material respects and shall reflect all transactions contemplated by this Agreement.

        3.5 Due Authorization; Consents. Except as disclosed on Schedule 3.5, no agreement, instrument or understanding, nor any judgment, writ, injunction, decree, order, law, rule or regulation to which either Seller or the Company is a party or by which Seller, the Company or any of their properties is bound or affected, has been or will be violated or breached by the execution and delivery of this Agreement or the performance or satisfaction of any agreement or condition herein contained upon its part to be performed or satisfied. Except as disclosed in Schedule 3.5, no consent or other authorization is required for such execution, delivery, performance and satisfaction (whether already obtained or to be obtained), and to the extent such consents or authorizations have not been obtained as of the date of this Agreement, Seller shall have obtained all such consents or authorizations on or before Closing Date.

        3.6 Capitalization. The Company's authorized, issued and outstanding capital consists of the shares set forth in Schedule 3.6. Seller has good and valid title to one hundred percent (100%) of the outstanding shares of Stock, which shares are duly authorized, validly issued, fully paid, non-assessable and free and clear of all Claims. The Company has no, and as of the Closing Date will not have any, obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein. There are, and as of the Closing Date, there will be, no shares reserved for issuance. There are, and as of the Closing Date, there will be, no outstanding subscriptions, options, warrants, rights, calls or convertible securities, stock appreciation rights (phantom or otherwise), joint venture, partnership or other commitments of any nature relating to shares of the capital stock of the Company. As of the date hereof, there is no, and as of the Closing Date there will be no, liability or indebtedness for dividends or other distributions declared or accumulated but unpaid with respect to any of such shares of Stock.

        3.7 Financial Statements. Seller has delivered to Buyer the Company's unaudited balance sheets and the related statements of income, for the fiscal years ended December 31, 1997, 1998 and 1999 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with the Company's past practices. The Financial Statements for the fiscal years ended December 31, 1997 and December 31, 1998, in the opinion of the Seller and the Company's management, fairly and accurately present the assets, liabilities, results of operations and equity of the Company at such dates and for such periods thereof. The Financial Statements for the fiscal year ended December 31, 1999 fairly and accurately present the assets, liabilities, results of operations and equity of the Company at such date and for such period thereof. There has not been any change since the date of the most recent Financial Statement which has had a material adverse effect on the results of the operations of the Company, and, to Seller's knowledge, no fact or condition exists which, in the reasonable judgment of the Seller's and the Company's management, would cause any material change in the operations or financial condition of the Company. Schedule 3.7 sets forth all contingent liabilities or losses, in either case, known to Seller, relating to the Business not specifically described in the Financial Statements and which are reasonably anticipated to exceed $5,000 individually or $50,000 in the aggregate other than contingent liabilities to be incurred in connection with executory contracts. Seller has disclosed to Buyer all relevant material facts relating to the preparation of the Financial Statements, including the basis of accounting for affiliated transactions. During the Seller's ownership of the Stock, the Company has maintained its books and records in good order, accurately reflected all transactions to be recorded thereon and in accordance with the Company's past practices. Such books and records are true and complete and readily available for the last three fiscal years and the current fiscal year. Since the date of the most recent Financial Statements, the Company has not entered into any material transaction, incurred any material liability except in connection with the transactions described herein or in the ordinary course of business or as set forth on Schedule 3.7.

        3.8 Real Property. The Company has not owned any real property during Seller's ownership of the Stock. Schedule 3.8 contains a description of all real property which is or has been used by the Company during Seller's ownership of the Stock, and a list of all material contracts, agreements, concessions, leases, and utilities, relating to or affecting such real property or any interests therein used by the Company, together with all amendments and supplements thereto and modifications thereof (the "Real Property Agreements"). Seller has delivered to Buyer true and complete copies of the Real Property Agreements. All of the Real Property Agreements are in full force and effect, and there are no material defaults thereunder. The Company does not have any fee interest, leasehold or other interest in real property except as reflected on
Schedule 3.8 hereto. The buildings, plants, improvements and structures located on the premises described in Schedule 3.8 and the present use thereof materially comply with all zoning laws, ordinances and regulations of governmental authorities having jurisdiction thereof. The Company has all easements, rights of ingress and egress, utilities, and outside service arrangements necessary for the conduct of the Business. No portion of any real property leased by the Company or occupied by and used by the Company has been condemned, requisitioned or otherwise taken or claimed by any public authority or private person, and Seller has no knowledge of any threatened condemnation, requisition or taking.

        3.9 Leases. Schedule 3.9 sets forth a complete and accurate list of each lease to which the Company is a party (whether as lessor or lessee), and includes the name of each current lessor and lessee, and the dates of such lease and any amendment thereto. Except as set forth in Schedule 3.9, all leases set forth in Schedule 3.9 are in full force and effect and are enforceable by the Company in accordance with their terms. There are no payment defaults or arrearages and no other material defaults by the Company, or any material default or arrearages by any other party to such leases, in the performance required thereunder. No consent is required and none of the rights of the Company under any such leasehold or other interest in the property will be impaired by the consummation of the transactions contemplated by this Agreement except as set forth on Schedule 3.9. The transfer of ownership of the Stock pursuant to this Agreement will not constitute a default under any lease, except as set forth in Schedule 3.9.

        3.10 Personal Properties. Except as set forth in Schedule 3.10, the Company owns and has good and valid title to all of the tangible and intangible personal properties, other than leaseholds referred to in Section 3.9, reflected upon the most recent Financial Statements or otherwise used by the Company in the Business if not so reflected, free and clear of all mortgages, liens, encumbrances, equities, claims and obligations to other persons, of whatever kind or character. Except as set forth on Schedule 3.10, all such personal properties are in operating condition, normal wear and tear excepted.

        3.11 Inventories. The inventories of the Company acquired after December 31, 1999, consist of items of a quality and quantity usable and saleable in the normal course of its business, and the book values at which such inventories are carried on the Company's books and records reflect the inventory valuation policy consistently applied by the Company.

        3.12 Employment Arrangements. Except as set forth in Schedule 3.12, the Company has no obligation, contingent or otherwise, under any employment agreement, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, deferred compensation agreement, retainer or consulting arrangements, bonus or profit-sharing plan, stock option or purchase plan or other employee contract or non-terminable (whether with or without penalty) arrangements, group life, health, medical, hospitalization or other insurance plan or program or other employee or fringe benefit plan, including vacation, sick leave or disability plans or programs. During the Seller's ownership of the Stock, the Company has maintained full and complete records regarding its employees, their compensation, benefits, length of service and performance, all of which are located at the Company's principal headquarters. Neither the Company nor any of the employees of the Company, at any time during the past three years have been subject to, involved in or, to the knowledge of the Seller, threatened with any union elections, petitions therefor or other organizational activities other than those set forth in Schedule 3.12. Except as disclosed on Schedule 3.12 hereto, the Company does not have a contract or arrangement with a labor union or other collective bargaining organization, and, to the knowledge of the Seller, is not involved, directly or indirectly, in any labor dispute, negotiation, pending grievance or arbitration, whether with individual present or former employees, agents or representatives, or arising under a collective bargaining agreement, or unfair labor practice charge arising under the National Labor Relations Act, or labor or employment related lawsuit, or any charge pending before any federal, state or local fair employment practice agency or organization, or any threatened claim involving any of the foregoing, and for the last three years, there has not been any general or facility-wide strike, work stoppage, or other labor disturbance, whether by union or non-union employees, relating to the employees of the Company.

        3.13    Material Contracts and Arrangements.

        (a) Except as set forth in Schedule 3.13, the Company does not have any material contract or agreement, whether oral or written, including, without limiting the generality of the foregoing, any (i) contract or agreement for the purchase or sale of inventory in excess of $25,000 in any one instance; (ii) contract or agreement for the purchase or sale of supplies, services or other items in excess of $25,000 in any one instance; (iii) contract or agreement for the purchase, sale or lease of any equipment providing for total payments in excess of $50,000 in any one instance; (iv) indenture, mortgage, note, letter of credit or other instrument relating to the borrowing of money; (v) contract or agreement that would limit the Company from entering any lines of business or any geographical area; (vi) contract or agreement with independent distributors or sales representatives or similar agreements; or (vii) other contract or agreement not made in the ordinary course of business. True, correct and complete copies of each contract listed on Schedule 3.13 have been previously made available to Buyer. Each of the material contracts set forth in Schedule
3.13 calling for the sale of inventory or performance of services can be satisfied or performed by the Company. Each of such contracts is in full force and effect, and, to the knowledge of the Seller, there does not exist any actual condition or event which, after notice or lapse of time or both, would constitute a default by the Company or by the other party, to any written or, to Seller's knowledge, oral contract, agreement, lease, license, commitment, instrument or obligation. The Company has not received notice of the termination of any such contract prior to the expiration of the scheduled term thereof and has no knowledge of the intent of a party to any such contract to do the same. Except as disclosed on Schedule 3.13 hereto, neither the Company nor the Seller has entered into any enforceable written or, to Seller's knowledge, oral agreement containing any prohibition or restriction of competition or solicitation of customers with any person, corporation, partnership, firm, association or business organization, entity or enterprise which is now in effect and would affect Buyer's conduct of the Business. Except as set forth in
Schedule 3.13, no written or, to Seller's knowledge, oral contract or agreement to which Seller or the Company is a party or by which Seller or the Company is bound will become void or otherwise of no effect upon a sale of the Stock, nor, except as set forth in Schedule 3.13, is any such contract or agreement terminable at the option of the other party or parties thereto upon a sale of the Stock, nor is any such contract or agreement, except as set forth in Schedule 3.13, terminable at the option of the other party or parties thereto upon prior notice of ninety (90) days or less.

        (b) Seller has made available to Buyer true and complete copies of the following described documents, including all amendments and supplements thereto and modifications thereof:

                (i) Each inspection report, inquiry, demand or request for information (and each response thereto) received by the Company (other than those of general application or routinely received within the ordinary course of business) from any governmental body or administrative agency for the last three fiscal years and during the current fiscal year, and each statement, report or other document (other than those filed on a periodic basis in the ordinary course of business) filed during the last three fiscal years and the current fiscal year, by the Company with any federal, state or local governmental body or administrative agency (including, without limitation, environmental compliance agencies, the Securities and Exchange Commission, Federal Trade Commission, Department of Justice, Department of Labor, and National Labor Relations Board); and

                (ii) Responses of attorneys to written inquiries from Seller's auditors regarding the Company during Seller's ownership of the Stock.

                (iii) Each market survey, management study, engineering report, real estate appraisal or other special report or study concerning the Company submitted to the Seller during the last three fiscal years or the current fiscal year, by any independent business, marketing, engineering or other consultant.

        3.14 Customers; Suppliers. Except as set forth on Schedule 3.14 hereto, since January 1, 2000, Seller has not received notice of any material change in the relationship or course of dealing between the Company and any of its suppliers or customers. Listed on Schedule 3.14 are the ten (10) largest customers and ten (10) largest suppliers (by dollar volume) of the Company for the last fiscal year.

        3.15 Accounts Receivable. All customer and trade notes, fees and accounts receivable owned by the Company resulted from bona fide transactions in the ordinary course of business, are not subject to any defense, and to the Seller's knowledge are collectible (subject to any reserves stated in the Financial Statements). Since December 31, 1999, there have not been any writeoffs as uncollectible of any accounts receivable except for writeoffs in the ordinary course of business and consistent with past practice. Any writeoffs greater than $5,000 for any single customer which occurred after December 31, 1999 and on or before the date hereof are set forth on Schedule 3.15.

        3.16 Permits, Licenses, etc. Except as set forth on Schedule 3.16, the Company possesses and has the right to use, and at the Closing will possess and have the right to use, all governmental and private permits, licenses, consents, waivers, and other authorizations necessary for the operation or existence of the Company or the Business as now conducted (the "Permits") without any conflict or alleged conflict or infringement with the rights of others and subject to no Claim. All such Permits are listed on Schedule 3.16 hereto. Except as set forth on Schedule 3.16, each Permit is in full force and effect and Seller has no knowledge that any Permit will be terminated, adversely affected, required to be transferred or otherwise subject to governmental approval by the transactions contemplated hereby.

        3.17 Intellectual Property. Schedule 3.17: (a) lists all trademarks, service marks, trade names, copyrights, patents, trade secrets, licenses and other proprietary know-how, inventions or designs, which are owned by the Company or used by the Company in its business ("Intellectual Property"); (b) specifies the jurisdictions in or by which any of such Intellectual Property items have been registered, filed or issued; and (c) contains a description of all contracts or licenses pursuant to which the Company has authorized any other person(s) to use such Intellectual Property and any contract, license or arrangement pursuant to which the Company may use any Intellectual Property it does not own. Except as set forth in Schedule 3.17, the Company is the sole and exclusive owner of the Intellectual Property set forth therein and has the sole and exclusive right to use such Intellectual Property, and there are no, and at the Closing there will be no, patents, copyrights, trademarks, tradenames, processes, designs, formulae, inventions, ideas, or concepts which the Company is prohibited from using without royalty because of the ownership of any such patents, copyrights, trademarks, tradenames, processes, designs, formulae, inventions, ideas, or concepts being vested in third parties. In addition, no written claim or demand of any other person, firm or corporation exists pertaining to the aforesaid, no proceeding has been instituted, is pending or, to the knowledge of Seller, threatened which challenges the Company's rights with respect thereto. No written claims, notices, or demands have been received by Seller or the Company concerning (i) infringement of any patent, copyright, or trademark, (ii) any unauthorized use of any name, process, formula, invention, idea or concept, or (iii) any asserted unfair competition, and to the knowledge of Seller none of the trademarks, trade names, service marks, patents or copyrights listed in Schedule 3.17 is subject to any outstanding order, decree, judgment or stipulation and, none infringes upon or otherwise violates the rights of others or is being infringed by others.

        3.18    Litigation and Compliance with Laws. Except as listed on
Schedule 3.18, there are no suits, grievances, complaints, charges, proceedings, claims, or investigations now pending by or against, or to the knowledge of Seller, threatened by or against Seller or the Company or any other officer or director thereof, at law or in equity, including, without limitation, any voluntary or involuntary proceedings under any applicable state or federal bankruptcy laws, or before or by any governmental department, office, commission, board, agency, referee, instrumentality or arbitrator (whether domestic or foreign), which involves a claim or demand for any judgment, decree, or liability, action or injunction against an action, whether or not fully covered by insurance, in connection with the business, affairs, properties or assets of the Company. The Company is and for the last three years has been in compliance in all material respects with all applicable laws, governmental rules and regulations applicable to its business, affairs, properties or assets. There is no outstanding order, writ, injunction or decree of any court, administrative agency or governmental body or arbitration tribunal against or, to Seller's knowledge, affecting the Company or the Company's liabilities, properties, financial condition, or results of operations. Neither the Company, nor any other officer or director of the Company, is charged or, to the knowledge of the Seller, threatened with or is under investigation with respect to, any violation of any provision of any Federal, state, municipal or other law or administrative rule or regulation relating to any aspect of the Company's business, affairs, properties or assets or in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any Federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department relating to any aspect of the Company's business, affairs, properties or assets. Except as listed on Schedule 3.18, the Company has not received, nor is the Company about to receive, to the knowledge of Seller, any notice, order or the like from any governmental authority, requiring or recommending the Company make any change in the operation, method of operation, buildings, equipment, employees, or any other aspect of the Company.

        3.19 Extraordinary Events. Since January 1, 2000, the Company has conducted its business in the ordinary course of business, and, except as disclosed in Schedule 3.19 and except for any asset valued individually at $5,000 or less, has not disposed of any material assets, except inventory held for sale and sold or to be sold in the ordinary course of business. Since January 1, 2000, there has not been, except as disclosed in Schedule 3.19, (i) any adverse change in the condition (financial or otherwise) of the Company, its properties, liabilities, or results of operations, except changes in the ordinary course of business which have not in any one case or in the aggregate been material; (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties, liabilities, financial condition or results of operations of the Company; (iii) any change in the accounting methods or practices, other than as required by law, used to determine the financial condition of the Company and the results of its operations, including without limitation, any change in depreciation or amortization policies or rates theretofore adopted; (iv) any sale, lease, abandonment or other disposition by the Company of any interest in real property used in or held for use in the Company, or, other than in the ordinary course of business, of any machinery, equipment or other operating property used in or held for use in the Company, or any sale, assignment, transfer, license, or other disposition by the Company of any patent, trademark, trade name, brand name, service mark, copyright (or pending application for any patent, trademark or copyright), invention, process, know-how, formula, pattern, design, trade secret or interest thereunder or other intangible asset used in or related to the Company; or (v) any other occurrence, event or condition which has had a material adverse effect on the liabilities, properties, financial condition or results of operation of the Company.

        3.20 Insurance Policies. The Company is self-insured through Seller, and maintains no outside insurance policies other than those set forth on
Schedule 3.20. The Seller currently maintains sufficient reserves to insure the Company's business, properties, assets and risks.

        3.21    Powers of Attorney; Bank Accounts. Except as set forth in
Schedule 3.21, the Company has no power of attorney outstanding. Schedule 3.21 sets forth the names and addresses of all banks, trust companies, savings and loan associations or similar financial institutions at which the Company has an account, lock box or safe deposit box, the account name and account number and the names of all persons authorized to draw thereon, have access thereto or in the case of a box, the custodian of the keys to such box.

        3.22 Tax Returns. The Company has paid or will pay all taxes anticipated by the Company which might lawfully be due, to the United States or any foreign taxing authority or any state, county, city or agency of any of the foregoing and all assessments received by the Company for all periods ended on or prior to the Closing Date. For purposes of this Agreement, "Taxes," means taxes, governmental charges or assessments, duties, penalties, interest and fines due or which might lawfully be due, to the United States or any foreign taxing authority or any state, county, city or agency of any of the foregoing. As of the date hereof, no Taxes payable by the Company are past due. Except as provided on Schedule 3.22, the Company has not signed any extension agreement with the Internal Revenue Service or any other government entity or taxing authority or given a waiver of a statute of limitations with respect to the payment of Taxes. The Company has filed, will file or will obtain extensions of time to file all income tax returns and all state, local and foreign, franchise, sales, use, excise or real property tax returns which are required to be filed on or before the Closing Date or which relate to Taxes with respect to any period ended on or before the Closing Date. Except as described in Schedule 3.22, the Federal income tax returns of the Company have not been examined by the Internal Revenue Service or any state governmental body during the last three fiscal years or during the current fiscal year. Except as described in
Schedule 3.22, there are no suits, actions, claims, investigations, inquiries or proceedings now pending or, to the knowledge of Seller, threatened against the Company. There are no liens or security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes. The Company has, and at the Closing will have, paid all unemployment and disability contributions due and owing, and will have accrued for any amounts not yet due and owing, in respect of services rendered by employees of the Company.

        3.23 Liabilities. Except as disclosed on Schedule 3.23, to the knowledge of Seller, the Company does not have any debts or liabilities of any nature which have had a material adverse effect on the Business, whether accrued or not, absolute or contingent, due or to become due or otherwise, and there is no incident or event of which Seller has had notice of any claims for any debts or liabilities other than (i) those set forth on its most recent Financial Statements; and (ii) liabilities subsequently incurred in the ordinary course of business. No event has occurred which constitutes, or which with the giving of notice or the passage of time would constitute, a material breach or default in respect of the terms or conditions of any such liability and no waiver or forbearance has been granted by any holder of any such liability with respect thereto.

        3.24 Books and Records. During the Seller's ownership of the Stock, the Company has at all times kept full and complete financial books and records and has recorded all transactions which should be set forth and reflected, all in accordance with past practices of the Company consistently applied, and the Company will continue to do so, without variation in method or procedure until and including the Closing Date.

        3.25 Conflicts of Interest. Except as set forth on Schedule 3.25, no officer, director or employee of the Company or the Seller, or family member of any of the foregoing, is presently a party to any transaction with the Company (other than for services as officers, directors and employees), including, without limitation, any loan or guarantee, or any contract, agreement or other arrangement providing for the furnishing of services or goods to or by, or otherwise requiring payments (directly, indirectly or contingently) to or from, any such officer, director, employee, family member of any of the foregoing, or any corporation, partnership, trust or other entity (other than Seller, its parent corporation, subsidiaries and affiliates) in which any such officer, director, employee or family member has an interest or is an officer, director, trustee or partner. Neither the Company nor, to the knowledge of Seller, any officer, director, employee, or family member of the foregoing, owns, directly or indirectly, any interest in, or is a director, officer or employee of, any corporation, partnership, firm, association or business organization, entity or enterprise which is a competitor, supplier or customer of the Company, nor is in any way associated with or involved in a business similar to that conducted by the Company, provided that ownership of not more than five percent (5%) of the capital stock of any corporation listed on a national securities exchange shall not be deemed to be ownership of an interest in such corporation for purposes of this Section 3.25. Neither the Company, nor to the knowledge of Seller, any officer, director, employee or family member of any of the foregoing, owns, or has any claim, right or interest in or to, directly or indirectly, in whole or in part, any property, asset or right, tangible or intangible (including without limitation, any patent, trademark, tradename, brand name, copyright, pending application for any patent, trademark or copyright, any invention, process, know-how, formula, pattern, design or trade secret), which the Company is presently using.

        3.26 ERISA. During Seller's ownership of the Stock, the Company has complied and currently is in compliance in all respects with the applicable provisions of the Employee Retirement Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable laws with respect to each Employee Benefit Plan (as defined below) (and related trust, insurance contract, or fund) or any material fringe benefit plan or program which is maintained or has been established within the past three (3) years by the Company or to which the Company contributes or is required to contribute.
Schedule 3.26 lists all Welfare Plans (as defined below) and Pension Plans (as defined below) of the Company currently in effect. The Company does not now nor during Seller's ownership of the Stock has the Company ever sponsored or maintained (i) any Pension Plan which is subject to Title IV of ERISA or which is a "defined benefit" plan as defined in Section 3(35) of ERISA nor (ii) any Pension Plan which must report to the Pension Benefit Guaranty Corporation ("PBGC"). All documents, reports, descriptions and statements with respect to any Pension Plan or Welfare Plan which are required to be filed with any government agency have been timely filed or have been timely distributed to the appropriate persons, except where such failure to file will not result in a penalty. Each Pension Plan and related trust is qualified within the meaning of Sections 401(a) and 501(a) of the Code, respectively. With respect to each Pension Plan, the Company has obtained a favorable determination letter as to qualification under Section 401(a) of the Code, and copies have been forwarded to Buyer. With respect to any Pension Plan or any Welfare Plan, neither the Company nor any fiduciary of any such plan (as described in Section 3(21)(A) of ERISA) has been engaged in any transaction in violation of Section 404 of ERISA,
Section 406 of ERISA (for which no exemption exists under Section 408 of ERISA), or Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or (d) of the Code) which would subject the Company or any such fiduciary to any tax, penalty or liability under Section 409 of ERISA or Section 4975 of the Code. The Company has timely made all contributions required under the terms of any Pension Plan, any Welfare Plan and any related agreement. The Company is in compliance in all material respects with the terms of its Pension Plans and Welfare Plans. The Company has taken no action and has not made any filing with the Internal Revenue Service to terminate any Pension Plan. During Seller's ownership of the Stock, the Company has not maintained or contributed to any Welfare Plan for current or future retired or terminated employees, their spouses or dependents (other than in accordance with Code Section 4980B). For purposes of this Section, Employee Benefit Plan means any qualified or non-qualified employee welfare benefit plan (as defined in Section 3(1) of ERISA ("Welfare Plan")) and each employee pension benefit plan (as defined in Section 3(2) of ERISA ("Pension Plan")).

        3.27 No Government Authorizations or Approvals Required. No authorization or approval of, or filing with, any governmental body (other than routine report filings) is required in connection with Seller's execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        3.28 Broker's Fees. Neither the Seller nor the Company has paid, nor has Seller or the Company become obligated to pay, directly or indirectly, any fee or commission to any broker, realtor, finder or intermediary for or on account of the transactions contemplated herein.

        3.29 Environmental. Except as disclosed on Schedule 3.29, the Company has all material permits, licenses and other authorizations which are required in respect of the Company under applicable Federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters, including but not limited to the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Toxic Substances Control Act, the Clean Water Act, the River and Harbor Act, the Water Pollution Control Act, the Safe Drinking Water Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Clean Air Act, the Occupational Safety and Health Act, and the regulations promulgated thereunder, as all of the same may be amended from time to time ("Environmental Laws"). Schedule 3.29 lists all such permits, licenses and authorizations required under Environmental Laws that the Company has obtained. Except as disclosed on Schedule 3.29, the Company is, and for the last three years has been, in material compliance with the terms and conditions of all such required permits, licenses and authorizations, and all other limitations, restrictions, conditions, standards, prohibition, requirements, obligations, schedules and timetables contained in the Environmental Laws. There is no pending civil or criminal litigation, notice of violation or administrative proceeding relating in any way to the Environmental Laws (including without limitation, notices, demand letters or claims under any Environmental Laws) with respect to the Company. Seller has no knowledge that any civil or criminal litigation, notice of violation or administrative action relating in any way to the Environmental Laws with respect to the Company is threatened. Except as disclosed on Schedule 3.29, Seller has no knowledge of any present events, conditions, circumstances, activities, practices, incidents or actions which could reasonably be expected to interfere with or prevent continued compliance with any Environmental Law as in effect on the date hereof by the Company or which may give rise to any material liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving the Company based on any violation or alleged violation of any Environmental Law which would have a material adverse effect on the Business. Schedule 3.29 lists current agreements of the Company for disposal of materials and wastes (whether or not hazardous) generated by the Company. Schedule 3.29 lists current practices of the Company for disposal of hazardous materials and wastes generated by the Company and, to the knowledge of Seller, all such hazardous materials and wastes have been disposed of in accordance with such practices. Seller has no knowledge of any disposal by the Company during Seller's ownership of the Stock, directly or indirectly, of any materials or wastes to, on or in any site currently listed or formally proposed to be listed on the National Priorities List under Superfund or any site listed or formally proposed to be listed as a major or priority cleanup site under any comparable state law. Seller has made available to Buyer all environmental reports or assessments which have been performed on behalf of the Company, or to the knowledge of Seller, on behalf of others, during the Seller's ownership of the Stock with respect any real property currently leased by the Company. Copies of all such reports or assessments, other than those performed on Buyer's behalf, are attached to Schedule 3.29.

        3.30 Products Liability. Except as disclosed on Schedule 3.30, no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission is or at any time during the Seller's ownership of the Stock has been pending or, during the last three fiscal years or the current fiscal year, to the knowledge of Seller, threatened against or involving the Company relating to any product alleged to have been manufactured or sold by Seller and alleging a systemic defect in the design, construction or manufacturing of any product line by Seller.

        3.31 Information Technology Systems; Year 2000 Compliance. Except as described on Schedule 3.31, the Company's information technology systems are in operating condition, capable of performing the functions for which such systems are currently and normally used by the Company. Except as described on Schedule 3.31, to Seller's knowledge, the Company possesses all software licenses used in the Business as presently conducted and such licenses are set forth on Schedule
3.31. Except as described on Schedule 3.31, no area of the Company's business and operations have been adversely affected by the "Year 2000 Problem" (that is, computer applications used by the Company have been able to recognize and perform properly date-sensitive functions involving certain dates prior to, on and any date after December 31, 1999).

        3.32 Material Information. Neither the Financial Statements nor this Agreement, including the schedules hereto, subject to the knowledge limitations set forth in this Agreement, contains an untrue statement of material fact or omits to state a material fact required to be stated therein or which is necessary to make the statements therein not misleading.

        3.33 Definition of Seller's Knowledge. References in this Agreement to "the knowledge of Seller", "Seller's knowledge", "known to Seller" and similar statements regarding the knowledge of Seller shall mean the conscious awareness of facts and circumstances, if any, that Seller became aware of after inquiry of the following individuals: B. Bernard Burns (Seller's Executive Vice President and Chief Administrative Officer), J. Milton Childress, II (Seller's Senior Vice President - Planning and Development), Thomas F. Miller (Seller's Director - Planning and Development), Brad Sparling (the Company's President), Robert F. McLaren (the Company's Vice President, Controller), Ginger Sunde (outside environmental consultant) (with respect to Sections 3.29 and 3.32), Thomas Gondi (the Company's Marketing Manager) (with respect to Sections 3.12, 3.13, 3.23, 3.25 and 3.32), Wayne Fall (the Company's Director of Manufacturing) (with respect to Sections 3.12, 3.13, 3.18, 3.23, 3.25, 3.30 and 3.32), Gary
Finocchi (the Company's Director of Materials) (with respect to Sections 3.13, 3.23, 3.25, 3.30 and 3.32), Maureen Cook (the Company's Human Resource Manager) (with respect to Sections 3.12, 3.13, 3.18, 3.23, 3.25, 3.29 and 3.32), Larry
Mollicone (the Company's Inside Sales Manager) (with respect to Sections 3.12, 3.13, 3.23, 3.25, 3.30 and 3.32), Bob Renaud (the Company's Application Engineer) (with respect to Sections 3.13, 3.17, 3.23, 3.25, 3.30 and 3.32) and Mike Mannix (the Company's Quality/ISO Manager) (with respect to Sections 3.13, 3.17, 3.23, 3.25, 3.30 and 3.32).

4.      BUYER'S REPRESENTATIONS AND WARRANTIES.

        As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents, warrants, covenants and agrees with Seller that as of the date hereof and at all times through the Closing Date:

        4.1 Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the corporate power and authority to execute and deliver and to perform its obligations hereunder.

        4.2 Due Authorization; Effect of Transaction. No provision of Buyer's Certificate of Incorporation or By-laws, or of any agreement, instrument or understanding, or any judgment, decree, rule or regulation to which Buyer is a party or by which it is bound, has been or will be violated by the execution by Buyer of this Agreement or the performance or satisfaction of any agreement or condition herein upon its part to be performed or satisfied, and all requisite corporate and other authorizations and consents for such execution, delivery, performance and satisfaction have been duly obtained. This Agreement will be, upon execution and delivery, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject, however, to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium, and other similar laws relating to or affecting the enforcement of rights of creditors, now or hereinafter in effect, and to equitable principals which may limit the availability of particular remedies.

        4.3 No Government Authorizations or Approvals Required. No authorization or approval of, or filing with, any governmental body (other than routine report filings) is required in connection with Buyer's execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        4.4 Broker's Fees. Buyer has not paid, nor has Buyer become obligated to pay, any fee or commission to any broker, realtor, finder or intermediary for or on account of the transactions contemplated herein.

        4.5 Payment of Purchase Price. Buyer has secured adequate financing to fund the Purchase Price and Buyer will pay the Purchase Price in accordance with Article 1.

        4.6 Material Information. Neither this Agreement nor the schedules hereto contains an untrue statement of material fact or omits to state a material fact required to be stated therein or which is necessary to make the statements therein not misleading.

5.      CONDITIONS TO OBLIGATIONS OF SELLER AND BUYER.

        5.1 Withdrawal by Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction, on or before the Closing Date of the following conditions, each of which may be waived by Seller, in its sole discretion:

        (a) Any of the representations, warranties, covenants and agreements of Buyer contained in this Agreement do not continue to be true and correct at all times from the date hereof to the Closing Date, with the same force and effect as if made on and as of each such date and the Closing Date, and which have had a material adverse effect on the Buyer, or any of the agreements and conditions required by this Agreement to be performed or satisfied by Buyer on or prior to the Closing Date, including, without limitation, those set forth in
Section 2.3 hereof, have not been duly performed or satisfied in all material respects; and

        (b) On the Closing Date, no suit, action, proceeding or governmental investigation shall be pending seeking to enjoin this Agreement or the consummation of the transactions contemplated herein, to declare this transaction or Seller's conduct unlawful, or to obtain monetary damages with respect to this Agreement.

        5.2 Withdrawal by Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction, on or before the Closing Date of the following conditions, each of which may be waived by Buyer in its sole discretion:

        (a) Any of the representations, warranties, covenants and agreements of Seller or the Company contained in this Agreement or otherwise made in writing by either of them, or on their behalf pursuant hereto, do not continue to be true and correct at all times from the date hereof to the Closing Date, with the same force and effect as though made on and as of each such date and the Closing Date, and which have had a material adverse effect on the Company and the Business or any of the agreements and conditions to be performed or satisfied by Seller or the Company hereunder at or prior to the Closing Date, including, without limitation, those set forth in Section 2.2 hereof, have not been duly performed or satisfied in all material respects; and

        (b) On the Closing Date, no suit, action, proceeding or governmental investigation shall be pending seeking to enjoin this Agreement or the consummation of the transactions contemplated herein, to declare this transaction or Buyer's conduct unlawful, or to obtain monetary damages with respect to the Agreement.

        (c) Since the date of this Agreement, there has not been a material adverse change in the assets or financial condition of the Company or the operation of the Business.

        5.3 Notice of Withdrawal. If Buyer or Seller shall elect to withdraw pursuant to this Section 5, Buyer or Seller, as the case may be, shall give written notice to the other party of such election prior to or at the Closing. If such notice is given, this Agreement shall terminate upon the giving of such notice.

6.      COVENANTS OF BUYER, SELLER AND THE COMPANY.

        Seller and the Company covenant and agree with Buyer as follows, with respect to the period between the date hereof and the Closing Date, and with respect to Sections 6.10, 6.11, 6.12 and 6.13 hereof, after the Closing Date:

        6.1     Access to Records and Properties Prior to the Closing Date.

        (a) Seller and the Company shall give Buyer, its accountants, counsel and other representatives access to all of the premises, properties, books, financial statements, contracts, commitments, records and personnel of the Company within the parameters approved in advance by Seller and shall cause the officers of the Company to furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Company as Buyer shall from time to time reasonably request. In addition to the foregoing, Seller agrees that Buyer, at its expense, shall have the right to have a Phase I environmental audit conducted of the real properties, facilities and equipment utilized by the Company.

        (b) Buyer will keep confidential all materials (including all copies made thereof) obtained from Seller or Seller's representatives in connection with the transactions contemplated hereby, unless such information is (i) otherwise available to the public, (ii) information which Buyer can demonstrate was developed independently by Buyer, or (iii) information which Buyer received from a third party legally entitled to it and to transfer it. In the event of termination of this Agreement, Buyer and its authorized representatives will promptly return any such information and all copies of such information to Seller and Buyer's obligations pursuant to this section and pursuant to the letter agreement from Bernard Burns, Jr. to William J. Sample dated December 8, 1999 and accepted by Buyer on December 9, 1999 (the "Letter Agreement") shall survive the termination of this Agreement. On the condition that Buyer complies with its obligations pursuant to this section, this Agreement shall not preclude Buyer from taking such steps as may be necessary to purchase a competitor of the Company in the event the transaction contemplated by this Agreement is not consummated.

        6.2 Operation of the Business of the Company. Seller agrees to use its best efforts to conduct the operations of the Company and to provide financial support consistent with past practices in the ordinary course of business, not to enter into any extraordinary transaction or make any transfer (except in the ordinary course of business) or distribution of Company assets, to preserve intact its present business organization, to take reasonable steps to keep available the services of its officers and employees except as contemplated by this Agreement and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relations with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or with the prior written consent of Buyer, Seller and the Company agree that the Company shall not:

        (a) keep and maintain its books of account and records other than consistent with past practices;

        (b) amend or change the Company's Certificate of Incorporation or By-laws;

        (c) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into shares of stock of any class;

        (d) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combinations thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of its capital stock;

        (e) (i) create, incur or assume any long-term debt (including obligations with respect to capital leases), or create, incur, assume, maintain or permit to exist any short term debt representing indebtedness for borrowed money other than in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, other than as the result of the endorsement of negotiable instruments in the ordinary course of business consistent with past practices, or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

        (f) except in the ordinary course of business consistent with past practice or as contemplated by this Agreement, (i) increase in any manner the compensation for any of its directors, officers or other employees without prior notification to Buyer, (ii) pay or agree to pay any pension, retirement allowance or other employee benefits not required or permitted by an existing plan, agreement or arrangement to any such director, officer or employee, whether past or present, or (iii) commit itself to any new or renewed pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement (or amendment, renewal other extension thereof) with or for the benefit of any person, or to amend any of such plans or any of such agreements in existence on the date hereof without notification of Buyer;

        (g) permit any of its current insurance policies to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies are in full force and effect providing coverage equal to or greater than the coverage under those canceled, terminated or lapsed for substantially similar premiums;

        (h) except in the ordinary course of business, amend or terminate any lease or, except in the ordinary course of business, sell, transfer, mortgage or otherwise dispose of or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any properties, real personal or mixed;

        (i) except in the ordinary course of business, sell, transfer, license or otherwise dispose of, or agree to sell, transfer, license or otherwise dispose of, any Intellectual Property;

        (j) enter into any other agreements, commitments or contracts which, individually or in the aggregate, are material to the Business of the Company, except agreements, commitments or contract for the purchase, sale or lease of goods and services in the ordinary course of business, consistent with past practice and not in excess of current requirements, or otherwise make any material change in conduct of the Business or operations of the Company;

        (k) make any material change in its banking and safety deposit arrangements;

        (l)     grant any powers of attorney;

        (m) approve or undertake, either as the surviving, disappearing, acquiring or selling corporation, any merger, consolidation, liquidation, asset acquisition or disposition or any takeover transaction or furnish or cause to be furnish any information concerning its business, properties or assets to any person (other than to Buyer) which is interested in any such transaction;

        (n) solicit, encourage, respond to or otherwise entertain any inquiries or proposals for the acquisition of all or any part of the capital stock, assets or business of the Company;

        (o) take any action which would result in any of the representations or warranties contained in this Agreement not being true at and as of the time immediately after such action, or in any of the covenants contained in this Agreement becoming unperformable in any material respect; or

        (p)     agree to do any of the foregoing.

        6.3 Expenses. Seller and Buyer shall each pay their own costs and expenses (including, without limitation, the fees and expenses of its accountants, agents, representatives and counsel) incident to the negotiation, preparation and carrying out of this Agreement and necessary to its performance of and compliance with all agreements and conditions contained herein or with respect to any other aspect of the transactions contemplated by this Agreement, regardless of whether the transactions contemplated hereby are consummated.

        6.4 Taxes. Buyer and Seller shall each pay one-half of any and all sales, transfer, conveyance or documentary taxes of any sort other than income taxes imposed by a governmental authority on or in connection with the sale or transfer of the Stock from Seller to Buyer and shall cause any appropriate stock transfer stamps to be affixed at the Closing to the certificates evidencing the Stock transferred hereunder; provided, however, that Seller shall pay any and all Canadian sales, transfer, conveyance or documentary taxes.

        6.5 Parties to be Reasonable; Termination. Each of the parties hereto agrees to use reasonable efforts to cause the preconditions to the Closing to occur in a timely fashion, and to prevent the conditions permitting any party to withdraw from occurring. If the Closing does not occur on or prior to May 15, 2000, this Agreement may be terminated by either Buyer or Seller if the Closing did not occur through no fault of the party seeking termination. The party asserting its right to terminate this Agreement shall give notice thereof to the other party to this Agreement stating the grounds therefor. Nothing herein shall relieve any party from liability for a breach of its obligations under this Agreement.

        6.6 Notice of Changes. Until the Closing, Seller shall notify Buyer of any material adverse change in the Business as soon as it become apparent to Seller that any such change has occurred or may occur.

        6.7 Preservation of Business. Until the Closing, the Company will and Seller will cause the Company to use its best efforts to preserve its business organization intact, and to preserve its goodwill. Without limiting the generality of the foregoing, the Company will, and the Seller will cause the Company to, timely perform all obligations required of the Company under the contracts and permits listed on the Schedules to this Agreement.

        6.8 Litigation. Seller will promptly notify Buyer of any lawsuits, claims, proceedings or investigations which are commenced or, to the knowledge of Seller, threatened by or against the Company, or commenced or, to the knowledge of Seller, threatened against (i) any employee, consultant or director of the Company in connection with the Business, or (ii) Seller in connection with the Stock.

        6.9 No Sale. Until the Closing, or the earlier termination of this Agreement in accordance with its terms, without the express prior consent of the other parties to this Agreement, neither the Company, the Seller, the Buyer nor any of their affiliates, officers, directors, employees, consultants, advisors, agents, investment bankers, or any family members of any of the foregoing shall, directly or indirectly, initiate discussions with, engage in negotiations with, entertain any offer from, or provide any information to any corporation, partnership, person or other entity or group involving the possible sale, directly or indirectly, transfer or joint venture of the Company, the Business or assets or the Stock of the Company to any person or entity other than parties to this Agreement.

        6.10 Financial Statements. Seller acknowledges that Buyer's accountants will need to incorporate audited income statements of the Company for the Company's last two fiscal years and an audited balance sheet of the Company as of December 31, 1999 (collectively, the "Audited Financial Statements"), for inclusion in Buyer's Current Report on Form 8-K to be filed with the Securities and Exchange Commission and thereafter to be incorporated into Buyer's audited financial statements. Seller agrees that it shall cause KPMG, Seller's independent certified public accountants ("Seller's Accountants")
(i) to prepare such Audited Financial Statements in accordance with the requirements of GAAP, Regulation S-X of the Securities and Exchange Commission, and such other accounting requirements as are applicable to public reporting companies, (ii) to authorize Buyer and Buyer's accountants to rely on such Audited Financial Statements and the certification thereof by Seller's Accountants, and to incorporate such Audited Statements into Buyer's audited financial statements for inclusion in Buyer's Form 8-K filing and all subsequent required filings and reporting, and (iii) to otherwise cooperate with Buyer's accountants in the preparation of pro-formas, interim statements, and other reports as are reasonably required in connection with Buyer's filing and reporting obligations. At all times between the date hereof and the Closing Date, Seller shall cause Seller's Accountants to afford Buyer's accountants access to (including copies of) the Company's and Seller's Accountants' books and records and such other information as Buyer's Accountants reasonably request in order to review such Audited Statements and to incorporate them into Buyer's audited financial statements. At all times during such review, whether before or after the Closing, the Seller shall, and shall cause Seller's Accountants to, cooperate with Buyer's accountants, including taking such actions as Buyer's accountants reasonably require, in connection with such Audited Financial Statements. Buyer shall pay the costs of Seller's Accountants in complying with this section. Seller and Purchaser acknowledge that such Audited Financial Statements are for Purchaser's reporting purposes only and shall not be used in and shall have no effect on the Purchase Price nor used as a basis for any claim of a breach of any representation or warranty.

        6.11 Presto Dock Lift Product. For a period of twenty-four months following the Closing, the Seller shall continue to manufacture for the Company the Presto Dock Lift (the "Product") in accordance with and pursuant to the terms and provisions of the Manufacturing Agreement attached hereto as Exhibit B.

        6.12 Non-Competition. Seller agrees that from and for a period of five years after the Closing (the "Restricted Period"), neither Seller nor any of Seller's subsidiaries or affiliates will, directly or indirectly, in any capacity, engage in the business of manufacturing or selling pallet stackers; provided that if Seller purchases or otherwise acquires a business or entity that manufactures or sells pallet stackers, Seller will divest the portion of the business that manufactures or sells pallet stackers within one year after its purchase or acquisition unless the Restricted Period shall have expired by that time. Seller acknowledges and agrees that money damages alone may not adequately compensate the Buyer in the event of a breach of this Section 6.12, and therefore, Seller covenants and agrees that in addition to all other remedies available to the Buyer at law or in equity, the Buyer shall be entitled to seek injunctive relief in the enforcement of this provision.

The existence of any claim or cause of action by Seller against the Buyer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer of this Section 6.12, but shall be litigated separately.

        6.13 Services of Brad Sparling. Seller agrees to make the services of Brad Sparling available to Buyer on a half-time basis for a period of 60 days after Closing, or for a shorter period if Buyer so notifies Seller in writing. Buyer agrees to reimburse Seller for half of those costs of employing Mr. Sparling as listed on Schedule 6.13 for such 60-day or shorter period.

        6.14 401(k) Plan. Seller will retain sponsorship of the United Dominion Industries Compass Plan and the United Dominion Industries Compass Plan for Hourly Employees (the only two qualified plans in which the employees of the Company participate) (the "Transferor Plans"). Participation in the Transferor Plans by employees of the Company shall cease upon the Closing Date. By August 1, 2000, Buyer shall establish a defined contribution plan, and such plan shall, subject to applicable law and receipt of written assurances reasonably acceptable to Buyer as to the tax-qualified status of the Transferor Plans, accept one or more trustee-to-trustee transfers. After Buyer has established its defined contribution plan, Seller will, upon reasonable assurances from Buyer that Buyer's plan is tax-qualified, cooperate to transfer the assets of the affected employees from the Transferor Plans to Buyer's defined contribution plan in one or more trustee-to-trustee transfers. For purposes of eligibility and vesting all Company employees shall be credited for their years of service with Seller or the Company prior to the Closing Date to the same extent such service has been taken in account under the Transferor Plans.

        6.15    Continued Medical Coverage.

        (a) Seller agrees that Seller will timely provide all notices and any continuation of medical, including dental if applicable, coverage and continued participation in Seller's medical flexible spending account required to be provided to any of the Company's employees, former employees, or the beneficiary or dependents of such employees or former employees, under Part VI of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (herein collectively referred to as "COBRA") to the extent such notices and continuation of health benefit coverage are required and provided by Seller or the Company by reason of events occurring before or on the Closing Date or by reason of the transactions contemplated by this Agreement. For the purposes of the foregoing, Seller agrees that Seller will treat all of such employees (and such employees' beneficiaries and dependents) as of the Closing Date as having incurred a "qualifying event" (within the meaning of ERISA Section 603 and Code section 4980B(f)(3)) on the Closing Date. Buyer shall have the right to review and approve any COBRA notices or other communications, such approval not to be unreasonably withheld, to the Company's employees covering welfare benefits.

        (b) Buyer agrees (i) that, with respect to salaried employees of the Company, within 60 days of Closing, it will cause the Company to adopt welfare plans that are substantially similar to the plans adopted for employees of the Buyer and all such salaried Company employees (A) shall be credited for their years of service with Seller or the Company before the Closing Date; (B) shall be credited for any deductibles paid and out-of-pocket maximums met at the time of Closing; and (C) preexisting condition limitations for such employees shall be waived, each to the same extent that such item has been taken into account, credited to such employee or waived under Seller's welfare plans; (ii) that, with respect to hourly employees of the Company, it will use all commercially reasonable efforts to, and in any event by January 31, 2001 shall, cause the Company to adopt welfare plans that are substantially similar to the plans adopted for employees of the Buyer and all such hourly Company employees (A) shall be credited for their years of service with Seller or the Company before the Closing Date; (B) shall be credited for any deductibles paid and out-of-pocket maximums met at the time of Closing; and (C) preexisting condition limitations for such employees shall be waived, each to the same extent that such item has been taken into account, credited to such employee or waived under Seller's welfare plans; (iii) that it will timely pay to or on behalf of all such employees 102% of premium costs and other direct costs and related payments for continued health benefit coverage under COBRA for such employees until Buyer has obtained health benefit coverage for those employees; and (iv) that, to the extent total aggregate claims and aggregate related costs incurred after Closing made under such employees' continued health benefit coverage under COBRA exceed the premiums paid for such employees (less any insurance reimbursement received by Seller), it will pay Seller such excess amounts within five business days after the eighteen-month anniversary of the date that the Company's employees become active participants in the Company's new welfare plan or plans.

        (c) Seller shall pay all costs, if any, of the termination of any employee of the Company who, as of the Closing, becomes an employee of Seller.

        6.16 Dallas Office. For a period of ten days after Closing, Buyer and the Company may use the Company's current office space in Carrollton, Texas. Thereafter, the oral lease shall be terminated without liability to Buyer or the Company, and Buyer and the Company shall have vacated such premises.

        6.17 Access to Properties After the Closing Date. Buyer and the Company shall give Seller, its counsel and other representatives reasonable access to all of the premises of the Company in connection with any environmental testing, evaluation or remediation occurring on such premises and in connection therewith shall cause the officers of the Company to furnish Seller with such information with respect to the business and properties of the Company as Seller shall from time to time reasonably request. Seller shall bear no responsibility for any business interruption that occurs as a result of such environmental testing, evaluation or remediation; provided, however, that Seller shall consult with the Company regarding such testing, evaluation or remediation.

7.      SURVIVAL.

        7.1 Limited Survival of Representations and Warranties. The representations and warranties of the parties contained in Articles 3 and 4 shall survive the Closing and expire eighteen (18) months from the Closing, provided that (a) claims, if any, asserted in writing prior to the expiration of the representation or warranty to which they related, shall survive until finally resolved and satisfied in full; (b) claims, if any, which involve the representations set forth in Section 3.29 or otherwise involve environmental matters stemming from any activities of the Company or the Seller that occurred during the Seller's ownership of the Stock shall survive without limitation; (c) claims, if any, which assert tax liability shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full; (d) claims, if any, that relate to the matters listed under the headings "Pending Litigation" and "Potential Litigation" on Schedule 3.18 and the heading "Employment-Related Proceedings" on Schedule 3.12 shall survive without limitation; and (e) claims, if any, which relate to title of the Stock or to any alleged ownership of or interest in the Stock or the Company shall survive without limitation. All claims and actions for indemnity for breach of any representation or warranty shall be asserted or maintained in writing by a party hereto on or prior to the expiration of such representation or warranty. Each of the warranties and representations contained herein is independent of every other, and no warranty or representation shall in any way limit, restrict, modify, or be deemed or construed in any way to limit, restrict or modify any other warranty or representation. Without limiting the foregoing, each and all of the foregoing warranties and representations shall survive the consummation and Closing of this transaction. The consummation or Closing of this transaction in the face of any known breach of any warranty or representation contained herein shall not be, or be deemed or construed to be, a waiver of such breach, departure, or variation, unless such breach, departure or variation is specifically identified and waived in writing by the party to which the warranty or representation was made.

        7.2 Other. Except as otherwise provided herein, all covenants, agreements and indemnities contained herein shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full, provided however that performance of the covenants contained in Sections 6.1, 6.2 and 6.5 through 6.9 hereof shall expire on the Closing Date in accordance with their terms. From and after the Closing Date, except as otherwise provided herein, all obligations and liabilities of Seller relating to the Business or the properties, assets or liabilities of the Company as the same exist at the Closing Date or arise thereafter shall terminate.

8.      INDEMNIFICATION.

        8.1 Indemnification by Seller. Seller hereby agrees to indemnify, defend and hold Buyer, and any of its affiliates (defined as a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or under common control with Buyer) and their respective officers, directors and employees, harmless from and against any and all liabilities, damages, losses, proceedings, suits, claims, demands, actions, assessments, judgments, costs and expenses (including without limitation, reasonable attorney's fees and disbursements) arising out of, or resulting from:

                (i) any breach of any representation and warranty by Seller or the Company set forth in this Agreement;

                (ii) the nonperformance or breach of any agreement, covenant or obligation to be performed on the part of Seller under this Agreement whether before or at Closing, or on the part of the Company under this Agreement before or at Closing and the nonperformance or breach of Seller's obligations pursuant to Sections 6.10, 6.11, 6.12, 6.13 or 9.10 after the Closing;

                (iii) any costs associated with any investigation or remediation required by an appropriate governmental authority under any Environmental Law, based on such Environmental Law as in effect at the time of Closing, from any activities of the Company or the Seller that occurred during the Seller's ownership of the Stock;

                (iv) any costs associated with (A) the remediation of sediment and soil impacted with hazardous materials in those specific areas at the Company's facility in Pawtucket, RI from which Delta Environmental Consultants, Inc. ("Delta") collected sediment and soil samples (the "Facility") as identified in its Results of Phase II Sampling Activities report dated May 3, 2000 (the "Report"), which is attached to Schedule 3.29, but only to the extent required by Environmental Laws or to any lesser extent deemed in satisfaction of Environmental Law by any governmental agency charged with enforcing such law, based on such Environmental Law as in effect at the time of Closing; for purposes of this provision, "hazardous materials" means those substances tested for by Delta that exceed applicable cleanup criteria under Environmental Law, and as identified in the Report; (B) obtaining a permit or similar approval, to the extent required by Environmental Law at the time of Closing, for operation of the dry wells at the Facility identified by Delta in its Report; (C) obtaining a permit or similar approval, to the extent required by Environmental Law at the time of Closing, for stormwater discharge on or from the Facility; (D) obtaining each permit or similar approval, to the extent required by Environmental Law at the time of Closing, for air emissions connected with the welding ventilation system, paint booths and parts washers at the Facility; and (E) updating on a one-time basis the Facility's Spill

        Prevention Control and Countermeasures Plan and Toxic Organics Management Plan, to the extent required by Environmental Law at the time of Closing;

                (v) any and all liability in excess of reserves for Federal, state, local or foreign taxes, charges, fees, levies, or other assessments in the nature of taxes, including interest or penalties associated therewith, imposed on the Company or Buyer, as successor to the Company, for any period prior to Closing;

                (vi) the matters listed under the headings "Pending Litigation" and "Potential Litigation" on Schedule 3.18 and the heading "Employment-Related Proceedings" on Schedule 3.12; or

                (vii) any and all actions, suits, proceedings, claims and demands incident to any of the foregoing.

Seller reserves all rights to seek indemnification from the Facility's prior owner and the owner of the property on which the Facility sits for any and all costs incurred by Seller in providing indemnification to Buyer under Section 8.1(iv) hereof. Seller expressly denies that its provision of indemnification to Buyer under Section 8.1(iv) hereof is an admission of responsibility for any matter for which indemnification may be sought by Buyer thereunder.

        8.2 Indemnification by Buyer. Buyer hereby agrees to indemnify, defend and hold Seller, and its successors and assigns, harmless from and against any and all liabilities, damages, losses, claims, proceedings, suits, demands, actions, assessments, costs and expenses (including without limitation, reasonable attorney's fees and disbursements) arising out of, or resulting from,
(i) any breach of any representation and warranty by Buyer set forth in this Agreement, or (ii) the nonperformance or breach of any agreement, covenant or obligation to be performed on the part of Buyer under this Agreement or (iii) the operation of the Business after the Closing or (iv) any and all actions, suits, proceedings, claims and demands incident to any of the foregoing.

        8.3 Survival of Indemnification; Certain Limitations. It is understood and agreed that these agreements of indemnification shall survive only in accordance with the time limitations established pursuant to the provisions of Section 7.1 limiting survival of certain representations and warranties. Notwithstanding the foregoing, Seller's aggregate obligations under
Section 8.1 and Buyer's aggregate obligations under Section 8.2 shall not exceed 10% of the Purchase Price, provided that no such limitation shall be applicable for claims by Buyer against Seller with respect to tax matters, environmental matters, matters listed under the headings "Pending Litigation" and "Potential Litigation" on Schedule 3.18 or matters relating to ownership of the Stock. The rights of the Buyer and Seller for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article 8. The exclusive remedy of Buyer and Seller for any breach or threatened breach of this Agreement shall be limited to indemnification as set forth in this Article 8, except for claims for fraud, in which case Buyer shall have any and all remedies provided by law. In no event shall Buyer, its affiliates, successors or assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement.

        8.4 Notice and Opportunity to Defend. Promptly after the receipt by Buyer or Seller respectively (an "Indemnified Party"), of notice of any claim or the commencement of any action or proceeding which such Indemnified Party recognizes gives rise or may give rise to a claim against the other party (the "Indemnitor") under this Section 8, the Indemnified Party shall give the Indemnitor written notice of such claim or the commencement of such action or proceeding. The Indemnitor shall have the right to compromise or to defend any such matter, at its expense and by its own counsel, except that no such compromise shall include any agreement requiring the Indemnified Party to take any action or to refrain from taking any action without the Indemnified Party's written consent, which shall not unreasonably be withheld. If the Indemnitor shall undertake to defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate with the Indemnitor and its counsel in the defense of any such asserted liability. In any event, the Indemnified Party shall have the right to approve any compromise or settlement sought by the Indemnitor, and the Indemnitor shall have the right to approve any compromise or settlement sought by the Indemnified Party, which approval, in either case, shall not be unreasonably withheld. The Indemnified Party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnitor shall not in fact have employed counsel reasonably satisfactory to the Indemnified Party; or (ii) the Indemnified Party shall have reasonably concluded that such action involves or is likely to involve a customer, supplier or other party with which the Indemnified Party has or reasonably anticipates having in the following twelve months, a commercial relationship or that there may be a conflict of interest between it and the Indemnitor in the conduct of the defense of such action (in which case the Indemnified Party shall have the right to direct the defense of the action using counsel reasonably satisfactory to the Indemnitor).

9.      MISCELLANEOUS.

        9.1 Waiver and Amendment. Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefit thereof and this Agreement may be amended or supplemented at any time only by a written instrument executed by the party to be charged.

        9.2 Entire Agreement. This Agreement and the exhibits and schedules referred to herein constitute the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all other prior arrangements or understandings, whether written or oral, with respect thereto.

        9.3 Interpretation. The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The language of all parts of this Agreement is the language of both parties hereto and shall in all cases be construed according to its fair meaning and not for or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

        9.4 Counterparts. For the convenience of the parties, one or more parties may execute any number of counterparts of this Agreement hereto and all such executed counterparts together shall be deemed to be an original instrument.

        9.5 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be hand delivered, sent by facsimile or by nationally recognized overnight courier, or by certified or registered mail, postage prepaid, return receipt requested, at the addresses set forth below:

If to Seller or the Company:

            United Dominion Industries, Inc.
            2300 One First Union Center
            301 South College Street
            Charlotte, North Carolina  28202-6039
            Attention:  Legal Department
            Fax No.:  (704) 347-6915

Copy to:

            Smith Helms Mulliss & Moore
            201 North Tryon Street
            Charlotte, NC 28202
            Attn:  Richard Hazlett and Chris Scheurer
            Fax:  (704) 334-8467

If to Buyer:

            Long Reach Holdings, Inc.
            136 Main Street
            Westport, Connecticut  06880
            Attention:  William A. Schwartz
            Fax No.  (203) 227-1050

Copy to:

            Levett Rockwood P.C.
            33 Riverside Avenue
            Westport, Connecticut  06880
            Attention:  Cheryl L. Johnson
            Fax No.  (203) 226-8025

or such other address as any party hereto may, from time to time, designate in a written notice given in a like manner. Notice given as set out above shall be deemed effective upon receipt (or refusal to receive).

        9.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the heirs, personal representatives, successors and assigns of the parties hereto, and shall not be assignable by the parties, except that Buyer and Seller may assign any of their rights or obligations hereunder to a subsidiary or affiliate without consent of the other party.

        9.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, except that the law of any other relevant state shall be applied if doing so is necessary to validate any provisions of this Agreement. The parties hereby consent to the jurisdiction of the state and federal courts located in the State of Delaware and submit to the jurisdiction of any such court in which any such suit or proceeding is so instituted, and waive any objections as to venue of such courts. Notwithstanding any other provisions of this Agreement to the contrary including the provisions of Section 6.3 hereof, the parties in any action or legal proceeding brought in connection with this Agreement shall be pay their own fees and expenses.

        9.8 Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect provided that the severing of such provision, or portion thereof will not materially change the substance of this Agreement.

        9.9 Publicity. Prior to the Closing, Seller and Buyer shall not issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement without the prior written consent of the other party, except as may be required by law. After the Closing, any public statements and press releases shall be made jointly by Buyer and Seller.

        9.10 Further Assurances. After the Closing, Seller shall from time to time, at Buyer's request and without further cost or expense to Seller, execute and deliver such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request in order more effectively to sell, transfer, assign, deliver, convey, and vest, in and to Buyer, title to and possession of the Stock.

        9.11    Arbitration.

        (a) Any dispute, controversy or claim arising out of or in connection with or relating to, this Agreement or any other agreement entered into pursuant hereto, or the transactions contemplated hereby, (a "Dispute"), including but not limited to any breach or alleged breach hereof, shall be determined and settled by arbitration in Wilmington, Delaware pursuant to the rules then in effect of the American Arbitration Association; provided, however, that (i) in the event the event the Dispute involves an amount in excess of $200,000 the Dispute shall be heard by a panel of three arbitrators, and (ii) in the event the Dispute includes a disagreement under Article 1 of this Agreement the arbitration panel shall include at least one certified public accountant acceptable to both parties.

        (b) The resolution of such arbitration shall be final and binding on the parties hereto and enforceable in a court of competent jurisdiction. The parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of any court of competent jurisdiction for the purpose of enforcing any arbitration award.

        (c) This section shall not preclude any of the parties hereto from seeking injunctive or other temporary relief in any court of competent jurisdiction in the event of a breach or threatened breach of this Agreement or any related agreement.

        (d) Buyer and Seller shall bear their own expenses in conjunction with any arbitration proceeding, provided that each shall each bear half of the costs of the arbitrators selected pursuant to subsection (a) of this paragraph.

                            [Signature page follows.]

        IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

                                      LONG REACH HOLDINGS, INC.


                                      By: /s/ William A. Schwartz
                                         --------------------------------
                                         Name: William A. Schwartz
                                         Title: Secretary and
                                                Authorized Signatory

                                      LEE ENGINEERING COMPANY, INC.


                                      By: /s/ R.L. Magee
                                         --------------------------------
                                         Name: R.L. Magee
                                         Title: Vice President
                                                and Secretary

                                      By: /s/ William Dries
                                         --------------------------------
                                         Name: William Dries
                                         Title: Vice President



                                      UNITED DOMINION INDUSTRIES, INC.

                                      By:/s/  R.L. Magee
                                         --------------------------------
                                         Name:  R.L. Magee
                                         Title: Senior Vice President
                                                and Secretary

                                      By: /s/ William Dries
                                         --------------------------------
                                         Name: William Dries
                                         Title: Senior Vice President
                                                and Chief Financial Officer

                                      S-1